Exhibit 99.1

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

+1 609-964-5123

Universal Display Corporation Announces Passing of Founder and Visionary Entrepreneur Sherwin I. Seligsohn

Ewing, New Jersey – December 6, 2022 - Universal Display Corporation (Nasdaq: OLED) today announced that Founder Sherwin I. Seligsohn passed away on December 3, 2022. The entire UDC community mourns the loss of Sherwin, an esteemed visionary, leader and friend, and extends deepest condolences to his family and loved ones.

With an exceptional intellect and fervent curiosity, Sherwin leaves an indelible mark on the display and wireless industries. Born in 1935, Sherwin’s immense drive for learning eclipsed conventional teaching methods, so he left high school and pursued his life’s interests, including the stock market. Throughout his entire life, Sherwin loved the Jersey Shore and he would regularly spend time on the beach with his young children. Sherwin’s curiosity to track the financial markets and get real-time stock quotation updates, without having to leave the beach, sparked the idea of a portable data machine. His pursuit and passion for wireless technology led Sherwin to form his first multi-billion dollar company in 1972, International Mobile Machines Corporation (IMM), now known as InterDigital, Inc. (Nasdaq: IDCC). In 1990, Sherwin stepped down as Chairman of IMM and began to look for his next venture. After reading about novel research work by Drs. Forrest and Thompson in self-emissive organic materials in Nature magazine, Sherwin decided to explore this groundbreaking technology with a visit to the electrical engineering school at Princeton

University. There, he observed a green dot, with a 9-volt battery hanging from it, light up for seconds before it expired. From that tiny organic green dot, Sherwin envisioned the future of display technology and founded Universal Display Corporation in June 1994. Fast forward to today, Universal Display has grown and evolved from an R&D start-up to a global leader in the OLED industry.

“Sherwin’s extraordinary vision, entrepreneurial passion and unique leadership led to the creation of two of the most impactful enabling technology companies in the global OLED and digital cellular ecosystems,” said Steven V. Abramson, President and Chief Executive Officer of Universal Display Corporation. “I had the privilege of working closely with Sherwin for more than 40 years. He was not only my brilliant mentor, but also my wonderful and generous friend. With a long-term strategic vision, Sherwin cultivated and nurtured UDC’s guiding principles of curiosity, respect, humility and determination. His mindset of constantly ‘thinking outside the box’ and courageous conviction have been embedded into the Company’s DNA and are key to UDC’s remarkable success. Sherwin’s incredible legacy will continue to drive the Company forward on its path of growth and innovation. We will miss him tremendously.”

In addition to founding Universal Display Corporation, Sherwin I. Seligsohn served as its Chairman of the Board of Directors from June 1995 until June 2022 when he was named Chairman Emeritus. He also served as Chief Executive Officer of UDC from June 1995 through December 2007, and as President from June 1995 through May 1996. From June 1990 to October 1991, Sherwin was Chairman Emeritus of InterDigital, Inc., formerly International Mobile Machines Corporation. He founded InterDigital, and from August 1972 to June 1990 served as its Chairman of the Board of Directors. Sherwin was also a member of the Industrial Advisory Board of the Princeton Institute for the Science and Technology of Materials (PRISM) at Princeton University.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,500 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

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All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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